Exhibit 99.1

Allegheny Technologies Announces Second Quarter 2012 Results

Second Quarter 2012 Results

  Sales were $1.36 billion
  Net income attributable to ATI was $56.4 million, or $0.50 per share
  Segment operating profit was $159.9 million, or 11.8% of sales
  Gross cost reductions of $61.6 million year to date
  Cash on hand was $210.3 million
  Net debt to total capitalization was 33.4%

PITTSBURGH--(BUSINESS WIRE)--July 25, 2012--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the second quarter 2012 of $56.4 million, or $0.50 per share, on sales of $1.36 billion. In the second quarter 2011, ATI reported net income of $64.0 million, or $0.59 per share, on sales of $1.35 billion.

For the six months ended June 30, 2012, net income was $112.6 million, or $1.00 per share, on sales of $2.71 billion. For the six months ended June 30, 2011, net income was $120.3 million, or $1.13 per share, on sales of $2.58 billion.

“Second quarter 2012 results were similar to those achieved in the first quarter 2012 in spite of a weakening global economy, demonstrating the benefit of ATI’s diversification strategy,” said Rich Harshman, Chairman, President and Chief Executive Officer. “We believe that the long-term secular growth trends in our key global markets remain intact. However, demand for many of our products in the second quarter was impacted by slower than expected GDP growth in the U.S. and China and fiscal and economic uncertainties in Europe. Revenue and operating margins were also impacted by falling prices for most raw materials.”

  ATI’s sales to the key global markets of aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical represented 67% of ATI sales for the first six months of 2012:
    Sales to the aerospace and defense market were $851 million and represented 31% of ATI sales.
    Sales to the oil and gas/chemical process industry were $539 million and represented 20% of ATI sales.
    Sales to the electrical energy market were $316 million and represented 12% of ATI sales.
    Sales to the medical market were $114 million and represented 4% of ATI sales.
  Direct international sales were $974 million for the first six months of 2012 and represented nearly 36% ATI sales.

“The expected strong growth trend over the next 3 to 5 years in the commercial aerospace market remains on track,” said Mr. Harshman. “OEM backlogs remain at record levels and production rate ramps remain on schedule. However, we are now seeing some near-term softening in aftermarket spares demand due primarily to reduced profitability of the airlines and global economic uncertainty, which is negatively impacting business and consumer confidence. Overall, the supply chain appears to be in balance and inventory levels are being managed aggressively. We believe that this cautious approach is likely to result in a short-term pause in growth rates until the next step up in build rates.

“The recently concluded Farnborough Airshow affirmed the growth opportunities resulting from ATI’s diversified product offerings and vertically integrated manufacturing capabilities. On display at the Airshow were examples of ATI’s titanium net shapes, including structural investment castings, machined extrusions, and our portfolio of fastener stock for the airframe market. We displayed our wide range of jet engine parts and alloys, including our new generation of titanium alloys and nickel-based superalloys that are replacing incumbent alloys to help achieve the necessary performance requirements of our customers.

“The long-term opportunities from the oil and gas/chemical process industry remain robust. Our downhole oil and gas products remain in high demand. The recent shift in the U.S. from natural gas drilling to oil drilling, due to low natural gas prices, has had little impact on overall demand for our drill collars and completion systems. In the second quarter 2012, we saw a pause in demand from oil and gas projects that use ATI’s flat-rolled products for flowlines, vessels, and structural components. However, order inquiries for these products from new and follow-on projects remained strong, and we expect demand to return beginning in the fourth quarter 2012. In the chemical process industry, demand for titanium products is beginning to improve and we remain positive about follow-on orders for desalination projects for our Uniti titanium joint venture. In addition, we expect to benefit from several large fertilizer projects to be awarded in the second half of 2012.

“The electrical energy market saw modest improvement in the second quarter compared to the first quarter 2012. On the power generation side, we saw some demand improvement for our zirconium products from the nuclear energy market while demand for industrial gas turbines was stable. On the power distribution side, demand for grain-oriented electrical steel improved compared to the first quarter 2012, yet demand continued to be impacted by the weak domestic housing construction market.

“Demand remained strong from the medical market for our premium products for both surgical implants and MRI superconducting magnets.

Strategy and Outlook

“We remain focused on long-term value creation for our stockholders while delivering superior value for our customers. Our industry-leading specialty metals technologies, diversified alloy systems and product forms, global and diversified market focus, unsurpassed manufacturing capabilities, and integrated capabilities from alloy development, to raw materials (titanium sponge), to melting and hot-working, to finished value-added components and parts are unique in the world. This strategy has ATI well-positioned to achieve significant revenue and earnings growth over the next three to five years. We expect strong secular growth in our key global markets of aerospace, oil and gas/chemical process industry, electrical energy, and medical. We have identified and targeted nearly $2 billion in potential new annual revenue growth within the next five years from our new manufacturing capabilities and innovative new products. ATI’s diversification and focus on high-value global markets with strong secular growth gives us continued expectation of long-term revenue growth and improved profitability.

“As we look at the second half of 2012, slower than expected economic growth in the U.S. and China, fiscal and economic uncertainties in Europe, fiscal and regulatory uncertainties in the U.S., and falling raw material costs create near-term headwinds for demand growth. Businesses and consumers are being cautious and inventories are being managed aggressively. In addition, we expect third quarter 2012 revenue and volume to be impacted by normal seasonal summer slowdowns in many supply chains. As a result, we expect sales and earnings to trough in the third quarter 2012.

“While there is caution in the aerospace supply chain, the fundamentals of the build rate ramp and the need for energy- and cost-efficient airplanes remain in place. We expect our backlog of infrastructure project work to begin to grow again through third quarter orders for our titanium, nickel-based alloy, and specialty alloy flat-rolled products. We are well positioned to benefit from a number of large projects expected from the oil and gas market and chemical process industry, including desalination, with shipments beginning in the fourth quarter 2012.

“As a result of the global economic environment and these market realities, we now expect 2012 sales to be approximately $5.3 billion to $5.4 billion with segment operating profit as a percent of sales to be similar to that achieved in the first half 2012.”

	Three Months Ended		Six Months Ended
	June 30		June 30
	In Millions
	2012	2011	2012	2011

Sales	$1,357.4	$1,351.6	$2,709.9	$2,579.0

Net income attributable to ATI	$56.4	$64.0	$112.6	$120.3

	Per Diluted Share

Net income attributable to ATI per common share	$0.50	$0.59	$1.00	$1.13

Second Quarter 2012 Financial Results Compared to Second Quarter 2011

  Sales for the second quarter 2012 were $1.36 billion, compared to $1.35 billion in the second quarter 2011. Compared to the second quarter 2011, sales increased 14% in the High Performance Metals segment, primarily as a result of aerospace demand and the acquisition of ATI Ladish in May 2011, which more than offset lower raw material surcharges primarily due to lower nickel and titanium scrap costs. Sales increased 5% in the Engineered Products segment due to continued growth in demand from the oil and gas, and construction and mining markets. In the Flat-Rolled Products segment, sales declined 10% as increased shipment volumes for standard stainless sheet products were more than offset by lower raw material surcharges, lower base prices for standard stainless products, and reduced shipments of titanium products to the industrial markets due to project delays. For the first six months of 2012, direct international sales increased $126.3 million, or 15%, compared to the prior year period, and represented 35.9% of total sales.
  Second quarter 2012 segment operating profit was $159.9 million, or 11.8% of sales, compared to $173.4 million, or 12.8% of sales, for the comparable 2011 period.
  Net income attributable to ATI for the second quarter 2012 was $56.4 million, or $0.50 per diluted share, compared to $64.0 million, or $0.59 per diluted share in the second quarter 2011. Results for the second quarter 2011 included acquisition related expenses of $12.7 million, net of tax, primarily related to inventory fair value adjustments and transaction costs. Excluding these items, 2011 second quarter net income was $76.7 million, or $0.70 per share.
  Cash flow provided by operations for the first six months of 2012 was $59.8 million and included an investment of $205.4 million in managed working capital due to a higher level of business activity.
  Cash on hand at the end of the second quarter 2012 was $210.3 million.
  Gross cost reductions, before the effects of inflation, totaled $32.8 million in the second quarter 2012, bringing gross cost reductions for the year to $61.6 million.

High Performance Metals Segment

Market Conditions

  Demand remained good from the aerospace, medical, electrical energy, and oil and gas markets. Although total mill product shipments of our nickel-based and specialty alloys were flat with the first quarter 2012, the product mix improved both from an alloy and value-added product form standpoint. Specifically, shipments of our titanium alloy mill products declined 7% primarily due to reduced ingot sales, which more than offset an increase in higher value-added product shipments. Exotic alloy shipments increased 6%. Compared to the first quarter 2012, average selling prices were flat for nickel-based and specialty alloys as the benefits of an improved product mix were offset by lower raw material surcharges. Average selling prices for titanium and titanium alloys increased 8% due to favorable product mix, partially offset by lower raw material surcharges due to reduced titanium scrap prices.

Second quarter 2012 compared to second quarter 2011

  Sales increased by 14% to $566.2 million primarily as a result of increased demand from the aerospace market and the acquisition of ATI Ladish in May 2011.
  Mill product shipments increased 12% for nickel-based and specialty alloys primarily due to increased demand from the commercial aerospace market. Shipments of titanium and titanium alloys mill products were 10% lower primarily due to reduced ingot sales. Exotic alloys shipments were flat. Average selling prices decreased 3% for nickel-based and specialty alloys as the benefits of an improved product mix were more than offset by lower raw material surcharges. Average selling prices increased 13% for titanium and titanium alloys due primarily to a favorable product mix, partially offset by lower raw material surcharges. Average selling prices increased 6% for exotic alloys primarily due to product mix.
  Segment operating profit increased to $102.2 million, or 18.1% of sales, compared to $92.9 million, or 18.7% of sales, for the second quarter 2011. Compared to the prior year second quarter, the second quarter 2012 benefitted from the absence of $13.2 million of inventory purchase accounting charges recorded in the second quarter 2011 resulting from the May 2011 acquisition of ATI Ladish, higher shipments of nickel-based and specialty alloys, and the impact of gross cost reductions. These items were offset by $3 million of higher costs for raw materials, primarily nickel and titanium scrap, resulting from the misalignment of the raw materials surcharges with raw material costs due to the long manufacturing cycle of certain products. In addition, second quarter 2012 segment operating profit included approximately $2 million of severance charges associated with a salaried workforce reduction in our exotic alloys operations as we aligned staffing needs with expected lower demand from nuclear markets. The second quarter 2012 segment operating profit included a LIFO inventory valuation reserve benefit of $0.5 million. The second quarter 2011 segment operating profit included a LIFO inventory valuation reserve charge of $4.2 million.
  Gross cost reductions, before effects of inflation, during the first six months of 2012 were $32.7 million in the High Performance Metals segment.

Flat-Rolled Products Segment

Market Conditions

  Demand was good for high-value products from the aerospace, chemical process industry, electrical energy, and automotive markets. Compared to the first quarter 2012, demand increased 7% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel. Demand for standard stainless products (sheet and plate) increased 17%. Direct international sales for the second quarter 2012 represented 31% of total segment sales. Second quarter 2012 Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 2.8 million pounds, a 6% decrease compared to the first quarter 2012 and a 43% decrease from the second quarter 2011, primarily due to timing delays in certain large projects and lower overall demand due to reduced global GDP growth. Compared to the first quarter 2012, average selling prices for standard products decreased 2%, and decreased 10% for high-value products, both primarily due to lower raw material surcharges.

Second quarter 2012 compared to second quarter 2011

  Sales were $657.4 million, a 9.6% decrease, primarily due to lower raw material surcharges. Shipments of high-value products were comparable to the prior year as improved shipments of our nickel-based alloy, specialty alloy and Precision Rolled Strip® products were offset by reduced shipments of our grain-oriented electrical steel and titanium products. Shipments of standard stainless products increased 23%. Average selling prices, which include surcharges, for standard stainless products declined 21% due to lower base prices and lower raw material surcharges. Average selling prices for high-value products decreased 13% due to product mix and lower raw material surcharges.
  Segment operating profit declined to $44.5 million, or 6.8% of sales, compared to $73.7 million, or 10.1% of sales, in the second quarter 2011 due primarily to lower base prices for standard stainless and grain-oriented electrical steel products; reduced shipments of titanium products due to project delays; and $8 million in higher costs for raw material, primarily nickel, which did not align with raw material surcharges due to rapid decline of nickel prices in the second quarter 2012. This was partially offset by a LIFO inventory valuation reserve benefit of $7.0 million in the second quarter 2012. In the second quarter 2011, a LIFO inventory valuation reserve benefit of $3.2 million was recognized.
  Gross cost reductions, before effects of inflation, during the first six months of 2012 were $24.5 million in the Flat-Rolled Products segment.

Engineered Products Segment

Market Conditions

  Demand was good from the oil and gas, cutting tool, transportation, construction and mining, and aerospace markets.

Second quarter 2012 compared to second quarter 2011

  Sales increased to $133.8 million, an increase of 5.3%, primarily as a result of the improved demand for tungsten-based products and carbon alloy steel forgings.
  Segment operating profit improved to $13.2 million, or 9.9% of sales, in the second quarter 2012, compared to $6.8 million, or 5.4% of sales, in the second quarter 2011. Results for the second quarter 2012 included a LIFO inventory valuation reserve charge of $0.4 million compared to a $4.2 million LIFO inventory valuation reserve charge for the comparable 2011 period.
  Gross cost reductions, before effects of inflation, during the first six months of 2012 were $4.4 million in the Engineered Products segment.

Other Expenses

  Corporate expenses for the second quarter 2012 were $15.8 million, compared to $25.8 million in the year-ago period. The decrease in corporate expenses was primarily related to lower incentive compensation expenses associated with long-term performance plans and the absence of ATI Ladish transaction costs incurred in the prior year.
  Interest expense, net of interest income, was $18.6 million, compared to $23.7 million in the second quarter 2011. The decrease in interest expense was primarily due to lower debt levels and increased capitalized interest on major strategic capital projects.
  Capitalized interest on major strategic capital projects reduced interest expense by $5.6 million for the second quarter 2012, compared to $2.8 million for the comparable 2011 period.
  Other expenses, which include expenses related to closed operations, for the second quarter 2012 were $5.2 million, compared to $4.2 million in the year-ago period.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $30.6 million in the second quarter 2012, compared to $19.4 million in the second quarter 2011. This increase was primarily due to the utilization of a lower discount rate to value retirement benefit obligations and lower than expected returns on plan assets.
  For the second quarter 2012, retirement benefit expense of $22.3 million was included in cost of sales and $8.3 million was included in selling and administrative expenses. For the second quarter 2011, retirement benefit expense of $13.4 million was included in cost of sales and $6.0 million was included in selling and administrative expenses.

Income Taxes

  The second quarter 2012 provision for income taxes was $31.0 million, or 34.6% of income before tax, compared to the second quarter 2011 provision for income taxes of $34.3 million, or 34.2% of income before tax.

Cash Flow, Working Capital and Debt

  Cash on hand was $210.3 million at June 30, 2012, a decrease of $170.3 million from year-end 2011.
  Cash flow provided by operations for the first six months of 2012 was $59.8 million and included an investment of $205.4 million in managed working capital primarily due to increased business activity. Cash flow provided by operations in the second quarter 2012 was $78.0 million.
  The $205.4 million growth in managed working capital resulted from a $34.9 million increase in accounts receivable, a $127.3 million increase in inventory, and a $43.2 million decrease in accounts payable.
  At June 30, 2012, managed working capital was 37.4% of annualized sales, compared to 37.8% of annualized sales at year-end 2011. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $164.8 million in the first half of 2012, including $165.7 million of capital expenditures, the majority of which was related to the construction of the new Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF).
  Cash used in financing activities was $65.3 million in the first half 2012, and included dividend payments of $38.2 million, $22.4 million of tax payments on share-based compensation associated with performance-based plans, and $5.5 million of net debt retirements.
  Total debt to total capital was 36.8% at June 30, 2012, compared to 37.9% at the end of 2011. Net debt as a percentage of total capitalization was 33.4% at the end of the second quarter 2012 compared to 31.3% at the end of 2011.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on Wednesday, July 25, 2012, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.3 billion for the last twelve months. ATI has approximately 11,400 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, forgings, castings and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended		Six Months Ended
		June 30		June 30
		2012	2011	2012	2011

	Sales	$1,357.4	$1,351.6	$2,709.9	$2,579.0
	Costs and expenses:
	Cost of sales	1,158.5	1,128.6	2,304.0	2,150.6
	Selling and administrative expenses	90.7	99.3	194.1	188.0
	Income before interest, other income
	and income taxes	108.2	123.7	211.8	240.4
	Interest expense, net	(18.6)	(23.7)	(38.5)	(46.7)
	Other income, net	0.1	0.3	0.5	0.4
	Income before income tax provision	89.7	100.3	173.8	194.1
	Income tax provision	31.0	34.3	56.8	69.4

	Net income	58.7	66.0	117.0	124.7

Less:	Net income attributable to
	noncontrolling interests	2.3	2.0	4.4	4.4

	Net income attributable to ATI	$56.4	$64.0	$112.6	$120.3

	Basic net income attributable to
	ATI per common share	$0.53	$0.63	$1.06	$1.20

	Diluted net income attributable to
	ATI per common share	$0.50	$0.59	$1.00	$1.13

	Weighted average common shares
	outstanding -- basic (millions)	106.1	102.1	106.0	99.9

	Weighted average common shares
	outstanding -- diluted (millions)	116.6	113.5	116.5	111.2

	Actual common shares outstanding--
	end of period (millions)	107.2	106.3	107.2	106.3

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Sales:
High Performance Metals	$566.2	$497.2	$1,147.5	$896.6
Flat-Rolled Products	657.4	727.3	1,293.4	1,437.9
Engineered Products	133.8	127.1	269.0	244.5

Total External Sales	$1,357.4	$1,351.6	$2,709.9	$2,579.0

Operating Profit:

High Performance Metals	$102.2	$92.9	$206.3	$178.5
% of Sales	18.1%	18.7%	18.0%	19.9%

Flat-Rolled Products	44.5	73.7	91.3	137.1
% of Sales	6.8%	10.1%	7.1%	9.5%

Engineered Products	13.2	6.8	25.5	20.2
% of Sales	9.9%	5.4%	9.5%	8.3%

Operating Profit	159.9	173.4	323.1	335.8
% of Sales	11.8%	12.8%	11.9%	13.0%

Corporate expenses	(15.8)	(25.8)	(37.5)	(51.6)

Interest expense, net	(18.6)	(23.7)	(38.5)	(46.7)

Closed company and
other expenses	(5.2)	(4.2)	(12.1)	(4.7)

Retirement benefit expense	(30.6)	(19.4)	(61.2)	(38.7)

Income before
income taxes	$89.7	$100.3	$173.8	$194.1

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	June 30,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$210.3	$380.6
Accounts receivable, net of allowances for
doubtful accounts of $5.6 and $5.9 at
June 30, 2012 and December 31, 2011,
respectively	744.3	709.1
Inventories, net	1,512.5	1,384.3
Prepaid expenses and
other current assets	60.4	95.5
Total Current Assets	2,527.5	2,569.5

Property, plant and equipment, net	2,444.0	2,368.8
Cost in excess of net assets acquired	737.7	737.7
Other assets	370.8	370.9

Total Assets	$6,080.0	$6,046.9

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$451.7	$490.7
Accrued liabilities	327.9	320.3
Deferred income taxes	16.6	23.5
Short term debt and current
portion of long-term debt	27.3	27.3
Total Current Liabilities	823.5	861.8

Long-term debt	1,474.1	1,482.0
Accrued postretirement benefits	473.3	488.1
Pension liabilities	496.1	508.9
Deferred income taxes	20.0	9.8
Other long-term liabilities	117.5	124.7
Total Liabilities	3,404.5	3,475.3

Total ATI stockholders' equity	2,575.5	2,475.3
Noncontrolling interests	100.0	96.3
Total Equity	2,675.5	2,571.6

Total Liabilities and Equity	$6,080.0	$6,046.9

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Six Months Ended
	June 30
	2012	2011
Operating Activities:

Net income	$117.0	$124.7

Depreciation and amortization	96.2	80.6
Deferred taxes	(17.6)	(13.1)
Change in managed working capital	(205.4)	(455.1)
Change in retirement benefits	26.8	6.5
Accrued liabilities and other	42.8	184.4
Cash provided by (used in) operating activities	59.8	(72.0)
Investing Activities:
Purchases of property, plant and equipment	(165.7)	(97.7)
Acquisition of business	-	(349.2)
Asset disposals and other	0.9	2.6
Cash used in investing activities	(164.8)	(444.3)
Financing Activities:
Borrowings on long-term debt	-	500.0
Payments on long-term debt and capital leases	(5.8)	(11.0)
Net borrowings under credit facilities	0.3	2.3
Debt issuance costs	-	(5.0)
Dividends paid to shareholders	(38.2)	(36.7)
Exercises of stock options	0.8	1.1
Taxes on share-based compensation and other	(22.4)	1.1
Cash provided by (used in) financing activities	(65.3)	451.8
Decrease in cash and cash equivalents	(170.3)	(64.5)
Cash and cash equivalents at beginning of period	380.6	432.3
Cash and cash equivalents at end of period	$210.3	$367.8

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Mill Products Volume:
High Performance Metals (000's lbs.)
Titanium	6,554	7,304	13,581	14,057
Nickel-based and specialty alloys	14,367	12,789	28,777	24,613
Exotic alloys	987	991	1,916	2,070

Flat-Rolled Products (000's lbs.)
High value	128,793	129,785	249,297	251,812
Standard	183,555	149,726	340,875	320,054
Flat-Rolled Products total	312,348	279,511	590,172	571,866

Mill Products Average Prices:
High Performance Metals (per lb.)
Titanium	$23.79	$21.13	$22.83	$21.19
Nickel-based and specialty alloys	$15.17	$15.67	$15.18	$15.28
Exotic alloys	$70.93	$66.72	$70.49	$63.83

Flat-Rolled Products (per lb.)
High value	$2.90	$3.35	$3.05	$3.27
Standard	$1.52	$1.93	$1.54	$1.90
Flat-Rolled Products combined average	$2.09	$2.59	$2.18	$2.50

Mill Products volume and average price information includes shipments to ATI Ladish for all periods presented. High Performance Metals mill product forms include ingot, billet, bar, shapes and rectangles, rod, wire, and seamless tubes.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Numerator for Basic net income per common share -
Net income attributable to ATI	$56.4	$64.0	$112.6	$120.3
Effect of dilutive securities:
4.25% Convertible Notes due 2014	2.1	2.5	4.4	5.0
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed
conversions	$58.5	$66.5	$117.0	$125.3

Denominator for Basic net income per common share -
Weighted average shares outstanding	106.1	102.1	106.0	99.8
Effect of dilutive securities:
Share-based compensation	0.9	1.8	0.9	1.8
4.25% Convertible Notes due 2014	9.6	9.6	9.6	9.6
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	116.6	113.5	116.5	111.2

Basic net income attributable to ATI per common share	$0.53	$0.63	$1.06	$1.20

Diluted net income attributable to ATI per common share	$0.50	$0.59	$1.00	$1.13

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2012	2011

Accounts receivable	$744.3	$709.1
Inventory	1,512.5	1,384.3
Accounts payable	(451.7)	(490.7)
Subtotal	1,805.1	1,602.7

Allowance for doubtful accounts	5.6	5.9
LIFO reserve	146.6	153.7
Corporate and other	71.3	60.9
Managed working capital	$2,028.6	$1,823.2

Annualized prior 2 months
sales	$5,430.5	$4,820.6

Managed working capital as a
% of annualized sales	37.4%	37.8%

Year to date change in managed
working capital	$205.4

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2012	2011

Total debt	$1,501.4	$1,509.3
Less: Cash	(210.3)	(380.6)
Net debt	$1,291.1	$1,128.7

Net debt	$1,291.1	$1,128.7
Total ATI stockholders' equity	2,575.5	2,475.3
Net ATI capital	$3,866.6	$3,604.0

Net debt to ATI capital	33.4%	31.3%

Total debt	$1,501.4	$1,509.3
Total ATI stockholders' equity	2,575.5	2,475.3
Total ATI capital	$4,076.9	$3,984.6

Total debt to total ATI capital	36.8%	37.9%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004